UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                              --------------------

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported) February 26, 2004

                                EMCOR GROUP, INC.
             (Exact name of registrant as specified in its charter)



      Delaware                       0-2315                11-2125338
      --------                       ------                ----------
(State or other jurisdiction of   (Commission File       (I.R.S. Employer
incorporation or organization)        Number)           Identification No.)


  301 Merritt Seven Corporate Park
         Norwalk, Connecticut                                 06851
(Address of principal executive offices)                    (Zip code)



(Registrant's telephone number, including area code)      203-849-7800

Item 7.  Financial Statements and Exhibits

(c)      Exhibits.

         Exhibit No.                       Description of Exhibit

         99.1                              Press Release dated February 26, 2004

Item 12  Results of Operations and Financial Condition

     On February 26, 2004, EMCOR Group, Inc. issued a press release disclosing the results of operations for the fiscal year ended December 31, 2003. A copy of this press release is attached as Exhibit 99.1.

                                 EXHIBIT INDEX

Exhibit No.                        Description
-----------                        -----------

99.1                               Press release issued by EMCOR Group, Inc.
                                   on February 26, 2004

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                              EMCOR Group, Inc.

                                 By:       /s/ Frank T. MacInnis
                                           ---------------------
                                               Frank T. MacInnis
                                        Chairman of the Board of Directors,
                                       Chief Executive Officer and President

Date:         February 26, 2004

                                                                    Exhibit 99.1



              EMCOR GROUP, INC. REPORTS 2003 FOURTH QUARTER RESULTS
                     -- Expects Improved Earnings in 2004 --

NORWALK, CONNECTICUT, February 26, 2003 - EMCOR Group, Inc. (NYSE: EME) today reported results for the fourth quarter and year ended December 31, 2003.

For the fourth quarter of 2003, the Company reported net income of $2.6 million, or $0.17 per diluted share, compared with net income of $21.3 million, or $1.38 per diluted share, in the fourth quarter of 2002. Revenues in the 2003 fourth quarter were $1.17 billion, versus $1.12 billion, an increase of 4.7% versus the year ago period. The acquisition of Consolidated Engineering Services, Inc. ("CES") in December 2002 contributed $86.1 million to revenues during the 2003 fourth quarter. Revenues declined 3.1% on an organic basis, reflecting increased selectivity by the Company in the construction projects it pursues.

Fourth quarter 2003 operating income was $7.4 million, or 0.6% of revenues, versus operating income of $39.1 million, or 3.5% of revenues in the year ago period. The Company's operating income for the 2003 fourth quarter includes an operating loss of $11.9 million in EMCOR Group's UK-based operations. Of this loss, approximately $5.8 million was related to a charge taken in connection with the financial deterioration of a significant customer during the fourth quarter.

Selling, General and Administrative expenses ("SG&A") for the fourth quarter of 2003 totaled $116.8 million, or 10.0% of revenues, compared to SG&A of $104.7 million, or 9.4% of revenues, in the fourth quarter of last year. The primary reason for the increase in SG&A is the inclusion of CES in EMCOR's 2003 fourth quarter results. For full year 2003, SG&A as a percentage of revenues was 9.6%; excluding acquisitions, SG&A as a percentage of revenues was 8.4% versus 8.9% in 2002.

As of December 31, 2003, the Company's contract backlog was $3.03 billion, a 4.9% increase from backlog of $2.89 billion at the end of 2002. Backlog levels continued to decline from a high of $3.15 billion at the end of the 2003 second quarter, reflecting the continuing impact of actions being taken by the Company to conserve capacity to support more profitable private sector projects as they become available.

                                    - MORE -

EMCOR Announces 2003 Fourth Quarter Results                               Page 2


Frank T. MacInnis, Chairman and CEO of EMCOR Group, commented, "Fourth quarter profits reflected the continued effects of the recessionary economy on EMCOR operations. As anticipated, our margins were negatively affected by a higher than normal amount of public sector work and reduced demand for discretionary small project work in the private sector. However, our most serious disappointment was the performance of our UK subsidiary. Although we are pleased with the steps taken by our new UK management group to restructure their operations and improve project controls, I remain uneasy about the strength and profit potential of the UK market. Accordingly, EMCOR management will be considering various alternatives with respect to all or portions of the UK subsidiary in the coming months."

Net income for the 2003 full-year period was $20.6 million, or $1.33 per diluted share, versus $62.9 million, or $4.07 per diluted share, a year ago. Revenues for the 2003 full-year period were $4.53 billion, 14.3% higher than revenues of $3.97 billion in 2002. The CES acquisition contributed $412.6 million in revenues to the Company's results for 2003. Organic revenue growth for 2003 was 1.5%.

For 2003, the Company reported operating income of $45.2 million, compared with operating income of $114.3 million in 2002. As a percentage of revenues, operating income for the 2003 full-year period was 1.0%, versus 2.9% a year ago.

Mr. MacInnis added, "During 2003, we took steps to position EMCOR Group for future growth and development. We are pleased with the performance of EMCOR Facilities Services and are optimistic about the outsourcing-driven leverage opportunities in its markets. The strength and liquidity of our year-end balance sheet, including a debt to capital ratio of 21%, enables us to work from a position of financial stability to take advantage of the gradual recovery of our private sector customer base.

"EMCOR's diverse business model enabled us to remain profitable during the recession years, despite a deterioration in our principal private sector markets, especially commercial construction. Entering 2004, our project backlog provides a strong revenue base, but at lower than historical margin levels due to a larger than normal percentage of public sector projects undertaken in 2002 and 2003. These projects will delay earnings growth in the first half of 2004, even though the Company expects renewed demand for its HVAC repair and maintenance services starting in the second quarter of 2004.

"Our long-term strategy has been to increase the proportion of our revenues that we derive from multi-year facilities service relationships, and 2004 will see continued progress towards that objective. We anticipate that our facilities services operations will grow, reflecting our heightened marketing and sales efforts and increasing demand for our site-based and mobile services and our remote monitoring capabilities. EMCOR is already providing facilities services to more than one billion square feet of commercial, institutional and industrial space, and we expect to be the beneficiaries of productivity-based outsourcing decisions by American manufacturing and commercial concerns."


                                    - MORE -

EMCOR Announces 2003 Fourth Quarter Results                               Page 3


The Company announced that, based on the current business environment, it expects 2004 revenues to be between $4.3 and $4.4 billion, reflecting the previously-announced "rightsizing" of several underperforming construction subsidiaries, balanced in part by an anticipated 10% to 15% growth rate in the Company's facilities services business. 2004 earnings per share on a diluted basis are expected to be between $1.75 and $2.35, before restructuring charges of approximately $5.0 million attributable to management realignment and other initiatives. Major factors influencing earnings include the pace of economic recovery, its impact on the Company's core markets, and the growth rate of EMCOR's facilities services business.

Mr. MacInnis concluded, "Some of our companies are already seeing the effects of the improving economy, but we have yet to see any significant overall recovery in construction margins. Our continued selective approach to project acquisition will ensure that we can promptly respond to increased demand for our services, whenever it occurs. Our recently announced management realignment broadens and focuses our management team, and we will be taking the appropriate steps to address the poor performance of our UK operations. These efforts should provide solid profit improvement opportunities for EMCOR companies, particularly in the third and fourth quarters of 2004, with continued earnings acceleration in 2005 as new private sector capital projects are added to backlog and revenue."

EMCOR  Group,   Inc.  is  a  worldwide   leader  in  mechanical  and  electrical
construction services and facilities services. This press release and other press releases may be viewed at the Company's Web site at www.emcorgroup.com.

EMCOR Group's fourth quarter conference call will be available live via Internet broadcast today, Thursday, February 26, at 5:00 PM Eastern Time. You can access the live call through the Home Page of the Company's Web site at www.emcorgroup.com.

     This release may include "forward looking statements." These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, general economic and business conditions, business opportunities that may be presented to and pursued by the Company and other factors, many of which are beyond the control of the Company. Actual results may differ materially from those anticipated in the statements.

                            -FINANCIAL TABLES FOLLOW-

                                      # # #

                                EMCOR GROUP, INC.
                              FINANCIAL HIGHLIGHTS
             (In thousands, except share and per share information)

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                    (Unaudited)
                                  For the Three Months Ended              For the Years Ended
                                         December 31,                        December 31,
                                    2003              2002              2003             2002
                                    ----              ----              ----             ----

Revenues                         $1,171,650        $1,119,068        $4,534,646       $3,968,051
Cost of sales                     1,047,446           975,269         4,052,192        3,485,417
                                 ----------        ----------        ----------       ----------
Gross profit                        124,204           143,799           482,454          482,634
Selling, general and
   administrative expenses          116,818           104,687           437,302          368,209
                                 ----------        ----------        ----------       ----------
Operating income                      7,386            39,112            45,152          114,425
Interest expense, net                 2,605               998             8,236            2,099
                                 ----------        ----------        ----------       ----------
Income before taxes                   4,781            38,114            36,916          112,326
Income tax provision                  2,157            16,770            16,295           49,424
                                 ----------        ----------        ----------       ----------
Net income                            2,624        $   21,344        $   20,621       $   62,902
                                 ==========        ==========        ===========      ==========

Basic earnings per share         $     0.17        $     1.43        $     1.38       $     4.23
                                 ==========        ==========        ==========       ==========

Diluted earnings per share       $     0.17        $     1.38        $     1.33       $     4.07
                                 ==========        ==========        ==========       ==========

Weighted average shares of
     Common Stock outstanding:
     Basic                       15,020,008        14,908,164        14,986,079       14,876,906
     Diluted                     15,431,124        15,458,002        15,461,698       15,457,002



GE>




                                EMCOR GROUP, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)


                                                         December 31,      December 31,
                                                             2003              2002
                                                         ------------      ------------
ASSETS
Cash and cash equivalents                                $   78,260        $   93,103
Accounts receivable, net                                  1,009,170           964,968
Costs and estimated earnings in excess of billings
  on uncompleted contracts                                  249,393           235,809
Inventories                                                   9,863            12,271
Prepaid expenses and other                                   42,470            28,784
                                                         ----------        ----------
  Total current assets                                    1,389,156         1,334,935

Investments, notes, and other long-term receivables          26,452            24,642
Property, plant & equipment, net                             66,156            70,750
Goodwill                                                    277,994           290,412
Identifiable intangible assets, net                          22,226            13,845
Other assets                                                 13,263            23,907
                                                         ----------         ---------
Total assets                                             $1,795,247        $1,758,491
                                                         ==========        ==========


LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Borrowings under working capital credit line             $  139,400        $  112,000
Current maturities of long-term debt and capital
  lease obligations                                             367            22,276
Accounts payable                                            451,713           409,562
Billings in excess of costs and estimated earnings
  on uncompleted contracts                                  345,207           363,092
Accrued payroll and benefits                                131,623           159,416
Other accrued expenses and liabilities                      110,147           113,529
                                                         ----------        ----------
  Total current liabilities                               1,178,457         1,179,875

Long-term debt and capital lease obligations                    561               905
Other long-term obligations                                  94,873            87,841
Total stockholders' equity                                  521,356           489,870
                                                         ----------         ---------
Total liabilities and stockholders' equity               $1,795,247        $1,758,491
                                                         ==========        ==========


                                      # # #